Exhibit 99.1
Hawthorn Bancshares Announces Second Quarter Earnings

Jefferson City, Mo. — August 15, 2016 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the second quarter ended June 30, 2016.

Net income for the current quarter was $1.4 million, or $0.25 per diluted share, compared to $2.0 million, or $0.35 per diluted share, for the linked quarter ended March 31, 2016 and $1.9 million, or $0.34 per diluted share, for the quarter ended June 30, 2015.  For the six months ended June 30, 2016, net income was $3.4 million, or $0.60 per diluted share, compared to $4.1 million, or $0.72 per diluted share, for the six months ended June 30, 2015.

The return on average common equity was 6.26% and the return on average assets was 0.46% for the second quarter ended June 30, 2016, compared to 9.21% and 0.65%, respectively, for the second quarter ended June 30, 2015. For the current year, return on average common equity was 7.62% and the return on average assets was 0.56% compared to 9.89% and 0.69% for the prior year-to-date, respectively.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn reported lower earnings for the current quarter compared to the linked quarter and the prior year quarter.  These decreases were primarily the result of a higher loan loss provision in the current quarter driven mostly by loan growth and a $472,000 securities gain recognized in the linked quarter.  We have experienced loan growth with gross loans increasing by approximately $48 million, or 5.4%, from the linked quarter-end and $59 million, or 6.9%, from the prior year quarter-end. This loan growth contributed to net interest income remaining strong in spite of a continued tight interest rate environment putting continued pressure on our net interest margin.  In spite of the yield on our investment securities continuing to fall due to higher yielding securities being replaced with current lower market yields, our net interest margin only decreased 2 basis points from the linked quarter to 3.49% for the current quarter. Due to continued loan growth and our analysis of the risks in the loan portfolio, the company recorded a provision for loan losses of $425,000 during the current quarter compared to $250,000 recorded for both the linked quarter and the prior year quarter.  Non-interest income decreased $499,000 from the linked quarter primarily due to the above mentioned $472,000 securities gain recognized in that quarter and decreased $512,000 from the prior year quarter mostly due to lower real estate servicing fees, net and gain on sale of mortgage loans, net.  Non-interest expense of $9.4 million was higher than the linked quarter by $270,000, or 3%, and relatively unchanged from the prior year quarter.”

Net Interest Income

Net interest income increased by $0.1 million, or 1.2%, from $9.9 million for the linked quarter to $10.0 million for the current quarter ended June 30, 2016 and was unchanged from the prior year quarter. Average loans increased $30.2 million, or 3.5%, from the linked quarter and $35.1 million, or 4.1%, from the prior year quarter. The net interest margin of 3.49% for the current quarter was down 2 basis points from the linked quarter and decreased 14 basis points from the prior year quarter ended June 30, 2015.

Non-Interest Income and Expense

Non-interest income for the quarter ended June 30, 2016 was $1.9 million compared to $2.4 million for the linked quarter ended March 31, 2016 and $2.5 million for the prior year quarter ended June 30, 2015.  The $0.5 million decrease from the linked quarter was primarily due to investment securities gains of $0.5 million realized in the previous quarter.  The $0.6 million decrease from the prior year quarter was primarily due to a $0.5 million decrease in combined real estate service fees, net and gain on sale of mortgage loans, net resulting from reduced market demand.

Non-interest expense was $9.4 million for the quarter ended June 30, 2016 compared to $9.1 million for the linked quarter, and $9.3 million for the prior year quarter ended June 30, 2015. The $0.3 million increase from the linked March 2016 quarter primarily resulted from increased fraud losses on debit cards and increased employee training related expenses. The $0.1 million increase from the prior year quarter was mostly due to increased debit card fraud losses and employee training related expense partially offset by reduced real estate foreclosure expense, net.

Allowance for Loan Losses

The Company’s level of non-performing loans was 1.02% of total loans at June 30, 2016, compared to 1.03% at March 31, 2016 and 2.09% at June 30, 2015. During the quarter ended June 30, 2016, the Company recorded net recoveries of $336,000, or (0.04%) of average loans compared to net charge-offs of $223,000, or 0.03% of average loans for the quarter ended March 31, 2016 and net charge-offs of $25,000, or 0.00% of average loans for the quarter ended June 30, 2015.  The allowance for loan losses at June 30, 2016 was $9.4 million, or 1.02% of outstanding loans, 99.37% of non-performing loans and 257.03% of nonperforming loans when excluding accruing TDR’s. At December 31, 2015, the allowance for loan losses was $8.6 million, or 0.99% of outstanding loans, 83.75% of non-performing loans and 194.48% of nonperforming loans when excluding accruing TDR’s. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of June 30, 2016.

Financial Condition

Comparing June 30, 2016 balances with December 31, 2015, total assets increased $64.8 million to $1.3 billion. Asset growth occurred primarily in gross loans which increased $57.9 million, or 6.7%. Total deposits increased $58.0 million to $1.0 billion and FHLB advances increased $24.0 million to $74.0 million, while federal funds purchased and securities sold under agreements to repurchase decreased $21.1 million to $35.7 million at June 30, 2016. During the same period, stockholders’ equity increased 5.1% to $91.7 million, or 7.25% of total assets. The total risk based capital ratio of 14.19% and the leverage ratio of 9.88% at June 30, 2016 far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

$000
	Three Months Ended
Statement of income information:	June 30, 2016	March 31, 2016	June 30, 2015
Total interest income	$11,350	$11,176	$11,214
Total interest expense	1,379	1,328	1,230
Net interest income	9,971	9,848	9,984
Provision for loan losses	425	250	250
Noninterest income	1,949	2,448	2,461
Noninterest expense	9,353	9,083	9,267
Pre-tax income	2,142	2,963	2,928
Income taxes	730	965	1,001
Net income	$1,412	$1,998	$1,927
Earnings per share:
Basic:	$0.25	$0.35	$0.34
Diluted:	$0.25	$0.35	$0.34

	For the Six Months Ended
Statement of income information:	June 30, 2016	June 30, 2015
Total interest income	$22,527	$22,412
Total interest expense	2,708	2,450
Net interest income	19,819	19,962
Provision for loan losses	675	250
Noninterest income	4,397	4,448
Noninterest expense	18,436	17,975
Pre-tax income	5,105	6,185
Income taxes	1,695	2,120
Net income	$3,410	$4,065
Earnings per share:
Basic:	$0.60	$0.72
Diluted:	$0.60	$0.72

Key financial ratios:	June 30, 2016	March 31, 2016	June 30, 2015	December 31, 2015
Return on average assets (YTD)	0.56%	0.66%	0.69%	0.72%
Return on average common equity (YTD)	7.62%	9.02%	9.89%	10.14%

	June 30, 2016	March 31, 2016	June 30, 2015	December 31, 2015
Allowance for loan losses to total loans	1.02%	0.99%	1.16%	0.99%
Nonperforming loans to total loans	1.02%	1.03%	2.09%	1.19%
Nonperforming assets to loans
and foreclosed assets	2.98%	2.75%	3.49%	2.98%
Allowance for loan losses to
nonperforming loans	99.37%	96.01%	55.30%	83.75%
Allowance for loan losses to nonperforming
loans - excluding performing TDRs	257.03%	275.05%	83.48%	194.48%

Balance sheet information:	June 30, 2016	March 31, 2016	June 30, 2015	December 31, 2015
Loans, net of allowance for loan losses	$913,550	$866,681	$853,668	$856,476
Investment securities	244,194	253,853	247,403	243,091
Total assets	1,265,724	1,234,156	1,204,363	1,200,921
Deposits	1,005,241	992,560	988,866	947,197
Total stockholders’ equity	91,741	89,853	83,789	87,286
Book value per share	$16.24	$15.90	$14.80	$15.42
Market price per share	$13.79	$14.18	$13.77	$15.14

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Bruce Phelps Chief Financial Officer TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.